Filed Pursuant to Rule 424(b)(5)
Registration No. 333-285111
This Preliminary Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 19, 2026
Prospectus Supplement
(To Prospectus dated February 21, 2025)
$
Series 2026A Floating Rate Senior Notes
due                      ,

________________________________________________________________
This is a public offering by Georgia Power Company of $                    of Series 2026A Floating Rate Senior Notes due            ,              (the “Series 2026A Senior Notes”). Georgia Power Company will pay interest on the Series 2026A Senior Notes quarterly in arrears at a floating rate equal to Compounded SOFR (as defined below) plus        basis points, as further described under the caption “Description of the Series 2026A Senior Notes—Interest.” Interest on the Series 2026A Senior Notes is payable on the              day of               ,                ,          and              of each year, beginning on                 , 2026.
If a Tax Credit Event (as defined below) occurs, Georgia Power Company may redeem the Series 2026A Senior Notes, in whole but not in part at a redemption price equal to 101% of the principal amount of the Series 2026A Senior Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, as described under the caption “Description of the Series 2026A Senior Notes—Right to Redeem Upon Tax Credit Event.”
The Series 2026A Senior Notes will be unsecured and unsubordinated obligations of Georgia Power Company, ranking equally with all of Georgia Power Company’s other unsecured and unsubordinated indebtedness from time to time outstanding, and will be effectively subordinated to all secured indebtedness of Georgia Power Company as described under the caption “Description of the Series 2026A Senior Notes—Ranking.”
Concurrently with this offering, Georgia Power Company is also offering $ aggregate principal amount of additional Series 2025B 4.85% Senior Notes due March 15, 2031 (the “Additional Series 2025B Senior Notes”) and $ aggregate principal amount of Series 2026B         % Senior Notes due , (the “Series 2026B Senior Notes”). This Prospectus Supplement is not, and should not be construed as, an offering of any notes other than the Series 2026A Senior Notes offered hereby. The completion of the offering of the Series 2026A Senior Notes is not contingent on the success of any other offering, including the proposed offerings of the Additional Series 2025B Senior Notes and the Series 2026B Senior Notes.
See “Risk Factors” on page S-2 for a description of certain risks associated with investing in the Series 2026A Senior Notes.

	Per Series 2026A Senior Note	Total
Initial public offering price (1)	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Georgia Power Company	%	$
___________________
(1)    Plus accrued interest, if any, from the date of original issuance of the Series 2026A Senior Notes, which is expected to be May      , 2026.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
This Prospectus Supplement and the accompanying Prospectus are not intended to constitute an offer to, and the Series 2026A Senior Notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the United States Internal Revenue Code of 1986, as amended (a “specified foreign entity”). By purchasing Series 2026A Senior Notes, any investor in the Series 2026A Senior Notes (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to Georgia Power Company that it is not, and will not be, for its taxable year that includes the date of the original issuance of the Series 2026A Senior Notes, a specified foreign entity.
The Series 2026A Senior Notes are expected to be delivered on or about May     , 2026 through the book-entry facilities of

The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”), as operator of the Euroclear system, or Clearstream Banking, S.A., Luxembourg (“Clearstream”).
________________________________________________________________
Joint Book-Running Managers

BMO Capital Markets	Mizuho	MUFG	RBC Capital Markets	SMBC Nikko
May        , 2026

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering. Neither Georgia Power Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2026A Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is current only as of its respective date.

_______________________________________________________

TABLE OF CONTENTS

Prospectus Supplement

RISK FACTORS
Investing in the Series 2026A Senior Notes involves risk. In addition to the risk factors described below, please see the risk factors in Georgia Power Company’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”), which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
SOFR (as defined below) has a limited history and its composition and characteristics are not the same as the London Inter-bank Offered Rate (“LIBOR”).
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new United States dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by United States Treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative SOFR from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.
The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as United States dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Series 2026A Senior Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight United States Treasury repurchase agreement (“repo”) market. The Federal Reserve Bank of New York has at times conducted operations in the overnight United States Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Series 2026A Senior Notes.
Any failure of SOFR to gain market acceptance could adversely affect the Series 2026A Senior Notes.
According to the ARRC, SOFR was developed for use in certain United States dollar derivatives and other financial contracts as an alternative to United States dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight United States Treasury repo market. However, as a rate based on transactions secured by United States Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which United States dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Series 2026A Senior Notes and the price at which investors can sell the Series 2026A Senior Notes in the secondary market.
In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Series 2026A Senior Notes, the trading price of the Series 2026A Senior Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Series 2026A Senior Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Series 2026A Senior Notes may not be able to sell the Series 2026A Senior Notes at all or may not be able to sell the Series 2026A Senior Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The interest rate on the Series 2026A Senior Notes is based on a Compounded SOFR rate and the SOFR Index (as defined below), both of which have a limited history in the marketplace.
For each Interest Period (as defined below), the interest rate on the Series 2026A Senior Notes is based on Compounded SOFR, which is calculated using the SOFR Index published by the Federal Reserve Bank of New York according to the specific formula described under the caption “Description of the Series 2026A Senior Notes – Interest – Compounded SOFR and the SOFR Index,” not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Series 2026A Senior Notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Series 2026A Senior Notes on the Interest Payment Date (as defined below) for such Interest Period.
Limited market precedent exists for securities that use SOFR as part of the interest rate calculation and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index in March 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Series 2026A Senior Notes may not continue to be utilized by other market participants. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Series 2026A Senior Notes.
Compounded SOFR with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.
The level of Compounded SOFR applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined on the Interest Payment Determination Date (as defined below) for such Interest Period. Because each such date is near the end of such Interest Period, investors will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for an investor to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Series 2026A Senior Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as the potential need for some investors to change their information technology systems could adversely impact the liquidity and trading price of the Series 2026A Senior Notes.
The SOFR Index may be modified or discontinued and the Series 2026A Senior Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Series 2026A Senior Notes.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than the Company, and the Company has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Series 2026A Senior Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Series 2026A Senior Notes and the trading prices of the Series 2026A Senior Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Interest Period has been determined.

If the Company (or its designee (which may be an independent financial advisor or any other designee of the Company) (any of such entities, a “Designee”)) determines that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Series 2026A Senior Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement” (as defined below), as further described under the caption “Description of the Series 2026A Senior Notes—Interest—Effect of Benchmark Transition Event.”
If a particular Benchmark Replacement or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (the “ISDA”) or (iii) in certain circumstances, the Company (or its Designee). In addition, the terms of the Series 2026A Senior Notes expressly authorize the Company (or its Designee), without approval of the holders of the Series 2026A Senior Notes, to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Series 2026A Senior Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations and decisions or elections that may be made under the terms of the Series 2026A Senior Notes in connection with a Benchmark Transition Event could adversely affect the value of the Series 2026A Senior Notes, the return on the Series 2026A Senior Notes and the price at which an investor can sell such Series 2026A Senior Notes.
In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Series 2026A Senior Notes, the return on the Series 2026A Senior Notes and the price at which an investor can sell the Series 2026A Senior Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the value of Series 2026A Senior Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Series 2026A Senior Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider investors’ interests in doing so.
The Company (or its Designee) will make certain determinations with respect to the Series 2026A Senior Notes, which determinations may adversely affect the Series 2026A Senior Notes.
The Company (or its Designee) will make certain determinations with respect to the Series 2026A Senior Notes as further described under the caption “Description of the Series 2026A Senior Notes—Interest.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Company (or its Designee) will make certain determinations with respect to the Series 2026A Senior Notes in its (or its Designee’s) sole discretion as further described under the caption “Description of the Series 2026A Senior Notes—Interest—Effect of Benchmark Transition Event.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by the Company’s Designee will be made by the Company. Any of these determinations may adversely affect the value of the Series 2026A Senior Notes, the return on the Series 2026A Senior Notes and the price at which an investor can sell such Series 2026A Senior Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Series 2026A Senior Notes, the return on the Series 2026A Senior Notes and the price at which an investor can sell such Series 2026A Senior Notes. For further information regarding these types of determinations, see “Description of the Series 2026A Senior Notes—Interest—Effect of Benchmark Transition Event.”
If a Tax Credit Event occurs, the Company may choose to redeem the Series 2026A Senior Notes prior to maturity.
The Company may redeem the Series 2026A Senior Notes, at its option, in whole, but not in part, if a Tax Credit Event occurs. A “Tax Credit Event” occurs with respect to the Series 2026A Senior Notes if, in the Company’s reasonable determination, there exists a material risk, due to the Series 2026A Senior Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including subsidiaries, measured by more than 50% ownership of stock (by vote or value) in a corporation, profits interests or capital interests in a partnership, or beneficial interest in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing, (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021 and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC. A redemption of the Series 2026A Senior Notes for this reason would be at a redemption price equal to 101% of the principal amount of the Series 2026A Senior Notes being redeemed, in each case plus accrued and unpaid interest to, but not including, the redemption date.
If a Tax Credit Event occurs, and your Series 2026A Senior Notes are redeemed, such redemption may adversely affect your anticipated return. The Company may exercise such redemption rights when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the Series 2026A Senior Notes of such series that are redeemed. See “Description of the Series 2026A Senior Notes—Right to Redeem Upon Tax Credit Event.”

THE COMPANY
Georgia Power Company is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly-owned subsidiary of The Southern Company. The Company’s internet address is http://www.georgiapower.com. The information on the Company’s website is not incorporated by reference in this Prospectus Supplement and should not be considered to be a part of this Prospectus Supplement.
The Company is a regulated public utility engaged in the generation, transmission, distribution and purchase of electricity and the sale of electric service within a service area comprising most of the State of Georgia.
AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports and other information regarding registrants including the Company that file electronically at http://www.sec.gov. Only the Company’s SEC filings referenced below are incorporated by reference herein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the SEC pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement.
(a) the Form 10-K;
(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026; and
(c) the Company’s Current Report on Form 8-K dated February 20, 2026.
All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2023 through December 31, 2025 has been derived from the Company’s audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the years ended December 31, 2021 and 2022 has been derived from the Company’s audited financial statements and related notes, which are not incorporated by reference in this Prospectus Supplement. The following selected financial data as of and for the three months ended March 31, 2026 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2026A Senior Notes offered hereby or the proposed issuances of the Additional Series 2025B Senior Notes and the Series 2026B Senior Notes or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

						Three Months Ended March 31, 2026(1)
	Year Ended December 31,
	2021	2022	2023	2024	2025

Operating Revenues	$9,260	$11,584	$10,118	$11,331	$12,631	$3,142
Earnings Before Income Taxes(2)	416	2,183	2,528	3,146	3,453	713
Net Income(2)	584	1,813	2,080	2,543	2,851	628

	Capitalization at March 31, 2026
	(in millions, except percentages)

Common Stock Equity	$28,519	58.6%
Senior Notes	11,950	24.5
Other Long-Term Debt	8,219	16.9
Total, excluding amounts due within one year of $2,226 million	$48,688	100.0%
____________
(1)Due to seasonal variations in demand for energy, operating results for the three months ended March 31, 2026 do not necessarily indicate operating results for the entire year.
(2)The Company recorded pre-tax charges (credits) to income of $(60) million ($(45) million after tax), $(21) million ($(16) million after tax), $(68) million ($(50) million after tax), $183 million ($137 million after tax), and $1.7 billion ($1.3 billion after tax) in 2025, 2024, 2023, 2022, and 2021, respectively, to reflect revised estimates to complete construction and start-up of Plant Vogtle Units 3 and 4.

USE OF PROCEEDS
The Company intends to use the net proceeds from the sale of the Series 2026A Senior Notes, combined with any net proceeds from the Additional Series 2025B Senior Notes and the Series 2026B Senior Notes, to repay all or a portion of (i) $150,000,000 outstanding under an uncommitted credit facility, (ii) two bank term loans, each in the amount of $200,000,000, and (iii) the Company’s outstanding commercial paper borrowings, which aggregated $512,000,000 as of May 18, 2026. Any remaining net proceeds will be used for other general corporate purposes, including the Company’s continuous construction program.
Borrowings under the uncommitted credit facility bear interest at a variable rate (4.25% per annum at April 30, 2026) and are payable on demand, after specified notice by the lender. The bank term loans each bear interest at a floating rate (4.449% per annum at April 30, 2026) and mature on June 12, 2026 and June 24, 2026, respectively. The proceeds of the borrowings under the bank term loans and uncommitted credit facility were used for general corporate purposes.

DESCRIPTION OF THE SERIES 2026A SENIOR NOTES
Set forth below is a description of the specific terms of the Series 2026A Floating Rate Senior Notes due            ,     . This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of December 1, 2025, as supplemented and amended from time to time (the “Senior Note Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Senior Note Indenture Trustee”).
General
The Series 2026A Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series 2026A Senior Notes will initially be issued in the aggregate principal amount of $                     . The Company may, at any time and without the consent of the holders of the Series 2026A Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2026A Senior Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date, if applicable). Any additional notes having such similar terms, together with the Series 2026A Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2026A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                     ,       . The Series 2026A Senior Notes are not subject to any sinking fund provision. The Series 2026A Senior Notes are available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Interest
Each Series 2026A Senior Note will bear interest from the date of original issuance, payable quarterly in arrears on the       day of             ,            ,              and             of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2026A Senior Note is registered at the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Series 2026A Senior Notes are in book-entry only form or (ii) on the fifteenth calendar day prior to such Interest Payment Date if the Series 2026A Senior Notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. The initial Interest Payment Date is              , 2026. The Company will pay the principal of the Series 2026A Senior Notes and interest payable at maturity in immediately available funds at the corporate trust offices of U.S. Bank Trust Company, National Association, as paying agent.
The Series 2026A Senior Notes will bear interest at an annual rate equal to Compounded SOFR, determined as described below, plus        basis points (the “Margin”). Interest on the Series 2026A Senior Notes will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Series 2026A Senior Note will accrue from and including the last Interest Payment Date to which the Company has paid, or duly provided for the payment of, interest on that Series 2026A Senior Note to but excluding the next succeeding Interest Payment Date. No interest will accrue on a Series 2026A Senior Note for the day that the Series 2026A Senior Note matures or is redeemed. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).
If any Interest Payment Date falls on a day that is not a Business Day, the Company will be required to make the interest payment on the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the Company will be required to make the interest payment on the immediately preceding Business Day. If an interest payment is made on the next succeeding Business Day, no interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the Series 2026A Senior Notes falls on a day that is not a Business Day, the payment due on such date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.

As further described below, on each Interest Payment Determination Date relating to the applicable Interest Payment Date, the Calculation Agent (as defined below) will calculate the amount of accrued interest payable on the Series 2026A Senior Notes by multiplying (i) the outstanding principal amount of the Series 2026A Senior Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Series 2026A Senior Notes be less than zero.
The term “Interest Period” means (i) the period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing on the initial issue date) to, but excluding, the next succeeding Interest Payment Date, (ii) in the case of the last such period, the period from and including the Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date or (iii) in the event of a redemption of the Series 2026A Senior Notes, from and including the Interest Payment Date immediately preceding the redemption date to but excluding such redemption date.
Compounded SOFR and the SOFR Index
SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by United States Treasury securities.
The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Interest Period has been determined.
Compounded SOFR
“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

(	SOFR IndexEnd	– 1	)	x	360
	SOFR IndexStart				dc
where:
“SOFR IndexStart” = For periods other than the initial Interest Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period, the SOFR Index value two United States Government Securities Business Days (as defined below) before the initial issue date;
“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final Interest Period, relating to the maturity date or, in the case of a redemption of the Series 2026A Senior Notes, relating to the redemption date); and
“dc” is the number of calendar days in the relevant Observation Period.
For purposes of determining Compounded SOFR:
“Interest Payment Determination Date” means the date that is two United States Government Securities Business Days before each Interest Payment Date (or, in the case of a redemption of the Series 2026A Senior Notes, before the redemption date).
“Observation Period” means, in respect of each Interest Period, the period from, and including, the date that is two United States Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two United States Government Securities Business Days preceding the Interest Payment

Date for such Interest Period (or in the final Interest Period, preceding the maturity date or, in the case of a redemption of the Series 2026A Senior Notes, preceding the redemption date).
“SOFR Index” means, with respect to any United States Government Securities Business Day:
(1)    the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York City time) on such United States Government Securities Business Day (the “SOFR Index Determination Time”); provided that:
(2)    if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.
“United States Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Notwithstanding anything to the contrary in the documentation relating to the Series 2026A Senior Notes, if the Company (or its Designee) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Series 2026A Senior Notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period on the Series 2026A Senior Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.
SOFR Index Unavailable Provisions
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding United States Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
Effect of Benchmark Transition Event
Benchmark Replacement
If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Series 2026A Senior Notes in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes
In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations
Any determination, decision or election that may be made by the Company (or its Designee) pursuant this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in any documentation relating to the Series 2026A Senior Notes, shall become effective without consent from the holders of the Series 2026A Senior Notes or any other party.
Certain Defined Terms
As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:
(1)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) the ISDA Fallback Rate (as defined below) and (b) the Benchmark Replacement Adjustment; and
(3)    the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for United States dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);
(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for United States dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this Prospectus Supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Series 2026A Senior Notes.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Series 2026A Senior Notes, in each case that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary or practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“ISDA Definitions” means the 2021 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Calculation of the Floating Interest Rate
The “Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially U.S. Bank Trust Company, National Association.
Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each Interest Period by the Calculation Agent, or in certain circumstances described above, by the Company (or its Designee), will be final and binding on the Company, the Senior Note Indenture Trustee and the holders of the Series 2026A Senior Notes.
None of the Senior Note Indenture Trustee, paying agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, the SOFR Index or any applicable Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any alternative method, Benchmark Replacement or alternative index, or other successor or replacement alternative index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes with respect to such alternative method, Benchmark Replacement or alternative index are necessary or advisable, if any, in connection with any of the foregoing.
None of the Senior Note Indenture Trustee, paying agent, registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in this Prospectus Supplement and the accompanying Prospectus as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by this Prospectus Supplement and the accompanying Prospectus and reasonably required for the performance of such duties.
Ranking
The Series 2026A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company, ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding. The Series 2026A Senior Notes will be effectively subordinated to all secured indebtedness of the Company, aggregating approximately $5.3 billion outstanding at March 31, 2026, including approximately $4.6 billion outstanding under those multi-advance credit facilities among the Company, the United States Department of Energy and the Federal Financing Bank (the “Vogtle FFB Credit Facilities”) that are secured by (i) the Company’s ownership interest in the two new nuclear generating units at Plant Vogtle (“Plant Vogtle Units 3 and 4”) and (ii) the Company’s rights and obligations under the principal contracts relating to Plant Vogtle Units 3 and 4. The Vogtle FFB Credit Facilities are not secured by any other assets of the Company. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Optional Redemption
Except as described under “—Right to Redeem Upon Tax Credit Event” below, the Series 2026A Senior Notes will not be redeemable at the option of the Company prior to maturity.
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2026A Senior Notes by tender, in the open market or by private agreement.
Right to Redeem Upon Tax Credit Event
If a Tax Credit Event occurs, the Company may redeem, upon a notice of redemption not less than 15 nor more than 60 days prior to the date fixed for redemption, the Series 2026A Senior Notes, in whole but not in part at a redemption price equal to 101% of the principal amount of the Series 2026A Senior Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. A notice of redemption of the Series 2026A Senior Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Series 2026A Senior Notes were issued and (b) six months from the date of issuance of the Series 2026A Senior Notes and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.
A “Tax Credit Event” occurs with respect to the Series 2026A Senior Notes if, in the Company's reasonable determination, there exists a material risk, due to the Series 2026A Senior Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that the Company or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.
The consummation of a redemption upon a Tax Credit Event may be subject to the Senior Note Indenture Trustee’s receipt of the required redemption moneys on or before the redemption date (and in such case no such redemption shall occur unless such moneys have been received by the Senior Note Indenture Trustee on or before such date).
Book-Entry Only Issuance—The Depository Trust Company
The Depository Trust Company (“DTC”) will act as the initial securities depository for the Series 2026A Senior Notes. The Series 2026A Senior Notes offered hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series 2026A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2026A Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Series 2026A Senior Notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear or Clearstream.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Series 2026A Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2026A Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2026A Senior Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2026A Senior Notes. Transfers of ownership interests in the Series 2026A Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2026A Senior Notes, except in the event that use of the book-entry system for the Series 2026A Senior Notes is discontinued.
To facilitate subsequent transfers, all Series 2026A Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2026A Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2026A Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2026A Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC.

Although voting with respect to the Series 2026A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2026A Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2026A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments on the Series 2026A Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Series 2026A Senior Note will not be entitled to receive physical delivery of Series 2026A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2026A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2026A Senior Note.

DTC may discontinue providing its services as securities depository with respect to the Series 2026A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2026A Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2026A Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2026A Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2026A Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. None of the Company, the Senior Note Indenture Trustee nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Global Clearance and Settlement Procedures
Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.
Because of time-zone differences, credits of Series 2026A Senior Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Series 2026A Senior Notes settled during such processing will be reported to the relevant Clearstream participant or Euroclear system participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Series 2026A Senior Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2026A Senior Notes, and insofar as it relates to matters of United States federal income tax laws and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Pepper Locke LLP. The following discussion does not purport to be a complete analysis of all potential United States federal income tax considerations. This discussion only applies to Series 2026A Senior Notes that are held as capital assets, within the meaning of Section 1221 of the Code, and that are purchased in the initial offering at the initial offering price. This summary is based on the Code and the United States Treasury regulations promulgated thereunder (the “Treasury Regulations”), rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Prospectus Supplement and all of which are subject to change, possibly on a retroactive basis, at any time. No assurance can be given that legislative, administrative, or judicial changes will not occur that would modify the tax rules expressed in those statements. Any such changes may or may not be retroactive with respect to transactions completed prior to the effective date of the changes. This discussion does not describe all of the United States federal income tax considerations that may be relevant to certain types of holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, “controlled foreign corporations,” “passive foreign investment companies,” partnerships or other pass-through entities for United States federal income tax purposes, traders or dealers in securities or commodities, persons required to conform the timing of the income accruals with respect to the Series 2026A Senior Notes to that on their applicable financial statements, persons holding Series 2026A Senior Notes as part of a hedge or other integrated transaction, certain former citizens or residents of the United States or foreign persons eligible for benefits under an applicable income tax treaty with the United States.
The Company has not and will not seek any rulings or opinions from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Series 2026A Senior Notes or that any such position would not be sustained in court.
If a partnership, or other entity or arrangement treated as a partnership for United States federal income tax purposes, beneficially owns the Series 2026A Senior Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially own the Series 2026A Senior Notes should consult their tax advisors as to the particular United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2026A Senior Notes applicable to them.
You should consult your own tax advisor about the particular United States federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Series 2026A Senior Notes and the application of the United States federal income tax laws to your particular situation.
United States Holders
The following is a discussion of the material United States federal income tax considerations relevant to United States Holders of the Series 2026A Senior Notes. For purposes of this summary, a “United States Holder” means a beneficial owner of a Series 2026A Senior Note (other than a partnership, or other entity or arrangement treated as a partnership) that, for United States federal income tax purposes, is:
•an individual that is a citizen or resident of the United States;
•a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a United States person.
Certain Contingent Payments
If the Company exercise its option to redeem all of the Series 2026A Senior Notes following the occurrence of a Tax Credit Event as described under “Description of the Series 2026A Senior Notes—Right to Redeem Upon Tax Credit Event,” the Company we may be required to repurchase all of the Series 2026A Senior Notes at a price in excess of the principal amount of the Series 2026A Senior Notes and interest thereon. The Company intends to take the position that the likelihood that it be required to make such payments is remote as of the issue date of the Series 2026A Senior Notes and therefore that these provisions do not cause the Series 2026A Senior Notes to be treated as “contingent payment debt instruments” for United States federal income tax purposes within the meaning of the applicable Treasury Regulations. Assuming this position is respected, a United States Holder would be required to include in income such additional amounts at the time the payments are received or accrued in accordance with their method of accounting for United States federal income tax purposes.
The Company’s determination that the Series 2026A Senior Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the Series 2026A Senior Notes were treated as contingent payment debt instruments, a United States Holder would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Series 2026A Senior Notes regardless of their method of tax accounting and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Series 2026A Senior Note. The Company’s determination that the Series 2026A Senior Notes are not contingent payment debt instruments is binding on holders unless they disclose their contrary position to the IRS in the manner that is required by applicable Treasury Regulations. The remainder of this discussion assumes that the Series 2026A Senior Notes are not treated as contingent payment debt instruments.
Payments of Interest on the Series 2026A Senior Notes
A United States Holder generally will be required to include interest received on a Series 2026A Senior Note as ordinary income at the time it accrues or is received in accordance with such United States Holder’s regular method of accounting for United States federal income tax purposes. It is anticipated, and this discussion assumes, that the Series 2026A Senior Notes will not be treated as issued with original issue discount for United States federal income tax purposes.
Sale, Exchange, Redemption or Other Taxable Disposition of the Series 2026A Senior Notes
Generally, the sale, exchange, redemption or other taxable disposition of a Series 2026A Senior Note will result in taxable gain or loss to a United States Holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under “—United States Holders—Payments of Interest on the Series 2026A Senior Notes,” above) and (2) the United States Holder’s adjusted tax basis in the Series 2026A Senior Note. A United States Holder’s adjusted tax basis in a Series 2026A Senior Note generally will equal the United States Holder’s original purchase price for the Series 2026A Senior Note.
Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a Series 2026A Senior Note generally will be treated as capital gain or loss and will be long-term capital gain or loss if the Series 2026A Senior Note is held for more than one year. Under current United States federal income tax law, net long-term capital gains of non-corporate United States Holders (including individuals) are eligible for taxation at preferential rates. There are limitations on the deductibility of capital losses. Prospective purchasers should consult with their own tax advisors concerning these tax law provisions.
Net Investment Income Tax
Certain United States Holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of Series 2026A Senior Notes. United States Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to their income and gains in respect of their investments in the Series 2026A Senior Notes.
Information Reporting and Backup Withholding
Generally, interest on the Series 2026A Senior Notes paid to a United States Holder is subject to information reporting with the IRS unless such holder is a corporation or other exempt recipient and, when required, demonstrates this fact. Backup withholding generally will apply to interest payments subject to information reporting unless such holder provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds of a sale, exchange, redemption or other taxable disposition of the Series 2026A Senior Notes (including a retirement of the Series 2026A Senior Notes). United States Holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the United States Holder’s United States federal income tax liability, provided that the United States Holder timely furnishes the required information to the IRS to request such refund or credit.
Non-United States Holders
The following is a discussion of the material United States federal income tax considerations relevant to Non-United States Holders of the Series 2026A Senior Notes. The term “Non-United States Holders” means a beneficial owner of the Series 2026A Senior Notes, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, who is not a United States Holder.

Interest
It is anticipated, and this discussion assumes, that the Series 2026A Senior Notes are variable rate debt instruments with qualified stated interest that will not be issued with more than a de minimis amount of original issue discount. Except if interest on the Series 2026A Senior Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, and subject to the potential back-up withholding and FATCA withholding summarized below, a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the Series 2026A Senior Notes provided that such Non-United States Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to the Company directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-United States Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the Series 2026A Senior Notes on behalf of the Non-United States Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes the Company or its paying agent with a copy thereof. In addition, the Company or its paying agent must not have actual knowledge or reason to know that the beneficial owner of the Series 2026A Senior Notes is a United States person.
If interest on the Series 2026A Senior Notes is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, but such Non-United States Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Series 2026A Senior Notes generally will be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate).

If interest on the Series 2026A Senior Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-United States Holder generally will be subject to United States federal income tax on a net income basis at the rate applicable to United States Holders generally (and, with respect to corporate Non-United States Holders, may also be subject to a 30% branch profits tax (or a lower applicable treaty branch profits tax rate)). If interest on the Series 2026A Senior Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, such interest payments will not be subject to United States withholding tax if the Non-United States Holder provides the Company or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).
Sale or Other Taxable Disposition of the Series 2026A Senior Notes
Subject to the “—Information Reporting and Backup Withholding” summary below, a Non-United States Holder generally will not be subject to United States federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the Series 2026A Senior Notes. A Non-United States Holder will also generally not be subject to United States federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-United States Holder that is a nonresident alien individual, such Non-United States Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such Series 2026A Senior Notes generally will be subject to United States federal income taxation in the same manner as if such gain or loss were recognized by a United States Holder, and, in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-United States Holder will be subject to a 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the Series 2026A Senior Notes (after being offset by certain United States-source capital losses).
To the extent the amount realized on a sale, exchange or other taxable disposition of the Series 2026A Senior Notes is attributable to accrued but unpaid interest on the Series 2026A Senior Notes, such amount generally will be subject to, or exempt from, tax to the same extent as described under “—Interest” above.
Information Reporting and Backup Withholding
Information returns will be filed annually with the IRS in connection with the Company’s payment of interest on the Series 2026A Senior Notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Series 2026A Senior Notes, and the Non-United States Holder may be subject to backup withholding tax (currently at a rate of 24%) on payments of interest on the Series 2026A Senior Notes or on the proceeds from a sale or other disposition of the Series 2026A Senior Notes. The certification procedures required to claim the exemption from the withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder may be allowed as a credit against the Non-United States Holder’s United States federal income tax liability or may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
FATCA Withholding
Pursuant to sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) and additional guidance issued by the IRS, a United States federal withholding tax of 30% generally will apply to interest on a debt obligation paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is a “non-financial foreign institution” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides the withholding agent with a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, and certain other specified requirements are met. Although withholding under FATCA would have applied to payments of gross proceeds from the sale, redemption or other disposition of the Series 2026A Senior Notes on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Certain holders located in a jurisdiction with an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The Company will not be obligated to pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Interest”, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders of the Series 2026A Senior Notes are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series 2026A Senior Notes.
Persons considering the purchase of Series 2026A Senior Notes are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of United States federal estate and gift tax laws or the effect of any applicable foreign, state or local law.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) for whom BMO Capital Markets Corp., Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc. are acting as representatives (the “Representatives”) and each of the Underwriters has severally, and not jointly, agreed to purchase from the Company the principal amount of the Series 2026A Senior Notes set forth opposite its name below:

Underwriters	Principal Amount of Series 2026A Senior Notes
BMO Capital Markets Corp.	$
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.

Total	$

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2026A Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein to purchase all of the Series 2026A Senior Notes offered hereby, if any of the Series 2026A Senior Notes are purchased. The offering of the Series 2026A Senior Notes by the Underwriters is subject to receipt and acceptance of the Series 2026A Senior Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Series 2026A Senior Notes to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2026A Senior Notes to certain dealers at such price less a concession not in excess of         % of the principal amount per Series 2026A Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of        % of the principal amount per Series 2026A Senior Note. After the initial public offering, the initial public offering price and other selling terms may be changed.

The Series 2026A Senior Notes are a new issue of securities with no established trading market. The Series 2026A Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2026A Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2026A Senior Notes or that an active public market for the Series 2026A Senior Notes will develop. If an active public trading market for the Series 2026A Senior Notes does not develop, the market price and liquidity of the Series 2026A Senior Notes may be adversely affected.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Company’s expenses associated with the offer and sale of the Series 2026A Senior Notes (not including the underwriting discount) are estimated to be $               .
The Company has agreed with the Underwriters that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2026A Senior Notes, any security convertible into, exchangeable into or exercisable for the Series 2026A Senior Notes or any debt securities substantially similar to the Series 2026A Senior Notes (except for the Series 2026A Senior Notes issued pursuant to the Underwriting Agreement and the proposed Additional Series 2025B Senior Notes and Series 2026B Senior Notes), without the prior written consent of the Representatives. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.
In order to facilitate the offering of the Series 2026A Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2026A Senior Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series 2026A Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2026A Senior Notes, the Underwriters may bid for, and purchase, Series 2026A Senior Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Series 2026A Senior Notes in this offering, if the Underwriters repurchase previously distributed Series 2026A Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2026A Senior Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2026A Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.
It is expected that delivery of the Series 2026A Senior Notes will be made, against payment for the Series 2026A Senior Notes, on or about May          , 2026 (the “settlement date”), which will be the         business day following the pricing of the Series 2026A Senior Notes. Under Rule 15c6-1 of the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within one business day (T+1), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2026A Senior Notes who wish to trade the Series 2026A Senior Notes prior to the business day preceding the settlement date will be required, because the Series 2026A Senior Notes will settle within           business days (T+   ), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.
In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing, treasury services and other financial and non-financial activities and services for the Company and its affiliates, for which they received or will receive customary compensation.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, and certain other of the Underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Series 2026A Senior Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2026A Senior Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
Certain of the Underwriters or their affiliates may hold a portion of the indebtedness that the Company intends to repay using all or a portion of the net proceeds from the sale of the Series 2026A Senior Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series 2026A Senior Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Series 2026A Senior Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Series 2026A Senior Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Selling Restrictions
Canada
Each Underwriter has represented and agreed that the Series 2026A Senior Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series 2026A Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The Series 2026A Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point

(11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 as amended where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series 2026A Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Series 2026A Senior Notes or otherwise making them available to any retail investor in the EEA, may be unlawful under the PRIIPs Regulation.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Series 2026A Senior Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Series 2026A Senior Notes. This Prospectus Supplement and the accompanying Prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Japan
The Series 2026A Senior Notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Act No. 25 of April 13, 1948, as amended, the “Financial Instruments and Exchange Law”) and each Underwriter has represented and agreed that it will not offer or sell any Series 2026A Senior Notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
The Republic of Korea
The Series 2026A Senior Notes have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) under the Financial Investment Services and Capital Markets Act of Korea. Each Underwriter has represented and agreed that the Series 2026A Senior Notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Series 2026A Senior Notes, the Series 2026A Senior Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Series 2026A Senior Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the Series 2026A Senior Notes, (c) the Series 2026A Senior Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, the subscription agreement and the offering circular and (e) the Company and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, the Underwriters have represented and agreed that they have not offered or sold any Series 2026A Senior Notes or caused the Series 2026A Senior Notes to be made the subject of an invitation for subscription or purchase nor will they offer or sell the Series 2026A Senior Notes or cause the Series 2026A Senior Notes to be made the subject of an invitation for subscription or purchase, nor have they circulated or distributed nor will they circulate or distribute this Prospectus Supplement, the accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series 2026A Senior Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 4A of the Securities and Futures Act, 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulation 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Series 2026A Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the Series 2026A Senior Notes under Section 275 except:
(1)     to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;
(2)    (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(c)(ii) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA;
(3)     where no consideration is or will be given for the transfer;
(4)     where the transfer is by operation of law;
(5)     as specified in Section 276(7) of the SFA; or
(6)     as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivative Contracts) Regulations 2018 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Series 2026A Senior Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAAN16: Notice on Recommendations on Investment Products).
Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Series 2026A Senior Notes. The Series 2026A Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Series 2026A Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2026A Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2026A Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan
Each Underwriter has represented and agreed that the Series 2026A Senior Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, The Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series 2026A Senior Notes in Taiwan.
United Arab Emirates
The Series 2026A Senior Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this Prospectus Supplement and the accompanying Prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This Prospectus Supplement and the accompanying Prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
United Kingdom
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Series 2026A Senior Notes to any retail investor in the UK. For the purposes of this provision:
(1)    a retail investor means a person who is neither:
(a)    a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law in the UK or
(b)    a qualified investor as defined in paragraph 15 of Schedule I to the Public Offer and Admissions and Trading Regulations 2024 (as it may be amended from time to time) and
(2)     the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series 2026A Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Series 2026A Senior Notes. Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Series 2026A Senior Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Series 2026A Senior Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Each Underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series 2026A Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series 2026A Senior Notes in, from or otherwise involving the United Kingdom.

EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
Georgia Power Company

Senior Notes
Junior Subordinated Notes
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Georgia Power Company will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
See “Risk Factors” on page 2 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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February 21, 2025

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Georgia Power Company (the “Company”) may sell, in one or more transactions,
•senior notes (the “Senior Notes”) or
•junior subordinated notes (the “Junior Subordinated Notes”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 has been filed with the Commission pursuant to the 1934 Act and is incorporated by reference in this Prospectus and made a part hereof.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to David E.

Slovensky, Senior Vice President, General Counsel and Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone: (404) 506-6526.
GEORGIA POWER COMPANY
The Company is a wholly-owned subsidiary of The Southern Company. The Company was incorporated under the laws of the State of Georgia on June 26, 1930, and admitted to do business in Alabama on September 15, 1948. The Company is engaged in the generation, transmission, distribution and purchase of electricity and the sale of electric service within the State of Georgia, at retail in over 530 cities and towns (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Savannah), as well as in rural areas, and at wholesale to Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, the City of Dalton, various electric membership corporations and non-affiliated utilities. The Company also markets and sells outdoor lighting services and other customer-focused utility services. The Company and one of its affiliates, Alabama Power Company, each owns 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units near Wilsonville, Alabama. The principal executive offices of the Company are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is (404) 506-6526. The Company’s internet address is http://www.georgiapower.com. The information on the Company’s website is not incorporated by reference in this Prospectus and should not be considered to be a part of this Prospectus.
SELECTED INFORMATION
The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.
Georgia Power Company

Business	Generation, transmission, distribution and purchase of electricity and the sale of electric service

Customers at December 31, 2024	2,804,103

Plant Nameplate Capacity Ratings at December 31, 2024 (megawatts)	14,789

Sources of Generation during 2024 (kilowatt-hours)	Gas (44%), Nuclear (34%), Coal (19%), Hydro and Other (3%)
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Senior Notes or the Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes, which may be issued pursuant to (i) the Senior Note Indenture dated as of January 1, 1998 between the Company and Computershare Trust Company, N.A., as successor trustee (the “Existing Senior Note Indenture Trustee”), as heretofore supplemented and amended and as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented and amended, is referred to as the “Existing Senior Note Indenture”), or (ii) one or more new senior note indentures between the Company and a senior note indenture trustee to be named in a Prospectus Supplement, as to be supplemented by a supplemental indenture to such new senior note indenture establishing the Senior Notes of each series (any such new senior note indentures, as so supplemented, and the Existing Senior Note Indenture being referred to herein as a “Senior Note Indenture”; and any such senior note indenture trustees and the Existing Senior Note Indenture Trustee being referred to herein as a “Senior Note Indenture Trustee”).
The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, (i) the Existing Senior Note Indenture and (ii) the Form of Senior Note Indenture, to be used for any new senior note indenture, copies of which are or will be filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the applicable Senior Note Indenture and those made a part of such Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the applicable Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under a Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company, aggregating approximately $5.0 billion outstanding at December 31, 2024, including approximately $4.7 billion outstanding under the multi-advance credit facilities among the Company, the U.S. Department of Energy and the Federal Financing Bank (the “FFB Credit Facilities”), which are secured by a first priority lien on (i) the Company’s ownership interest in the two new nuclear generating units at Plant Vogtle (“Plant Vogtle Units 3 and 4”) and (ii) the Company’s rights and obligations under the principal contracts relating to Plant Vogtle Units 3 and 4. The FFB Credit Facilities are not secured by any other assets of the Company. The Existing Senior Note Indenture contains, and any other Senior Note Indenture will contain, no restrictions on the amount of additional indebtedness that may be incurred by the Company. The Existing Senior Note Indenture does not, and any other Senior Note Indenture will not, limit the aggregate principal amount of Senior Notes that may be issued under such Senior Note Indenture and the Existing Senior Note Indenture provides, and any other Senior Note Indenture will provide, that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to such Senior Note Indenture. The Existing Senior Note Indenture gives, and any other Senior Note Indenture will give, the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.
The Existing Senior Note Indenture does not contain, and any other Senior Note Indenture will not contain, provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Existing Senior Note Indenture provides, and any other Senior Note Indenture will provide, that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 10 days to pay interest on the Senior Notes of such series when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the applicable Senior Note Indenture (other than a covenant or warranty which has expressly been included in such Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the applicable Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the applicable Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to such Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the applicable Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the applicable Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with such Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by such Senior Note Indenture Trustee, including reasonable compensation and expenses of such Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the applicable Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the applicable Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Existing Senior Note Indenture contains, and any other Senior Note Indenture will contain, provisions permitting the Company and the applicable Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected, to modify the applicable Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable Senior Note Indenture or certain defaults under the applicable Senior Note Indenture and their consequences) provided for in the applicable Senior Note Indenture, or (iii) modify any of the provisions of the applicable Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the applicable Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.
In addition, the Company and any Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the applicable Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the applicable Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no

Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the applicable Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the applicable Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with. The term “corporation” includes corporations, partnerships, limited liability companies, associations, companies and business trusts.
Information Concerning the Senior Note Indenture Trustee
Any Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes, or will undertake, to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the applicable Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, any Senior Note Indenture Trustee is, or will be, under no obligation to exercise any of the powers vested in it by the applicable Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by such applicable Senior Note Indenture Trustee. No Senior Note Indenture Trustee is, or will be, required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if such Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Existing Senior Note Indenture Trustee also serves as, and any other Senior Note Indenture Trustee may serve as, a Subordinated Note Indenture Trustee. The Existing Senior Note Indenture Trustee and certain of its affiliates, and any other Senior Note Indenture Trustee and certain of its affiliates, may also serve as trustee under other indentures pursuant to which securities of the Company and certain affiliates of the Company are outstanding.
Governing Law
The Senior Note Indentures and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under any Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, any Senior Note Indenture will be binding upon and inure to the benefit of the parties to such Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes, which may be issued pursuant to (i) the Subordinated Note Indenture dated as of September 1, 2017 between the Company and Computershare Trust Company, N.A., as successor trustee (the “Existing Subordinated Note Indenture Trustee”), as heretofore supplemented and as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Existing Subordinated Note Indenture”), or (ii) one or more new subordinated note indentures between the Company and a subordinated note indenture trustee to be named in a Prospectus Supplement, as to be supplemented by a supplemental indenture to such new subordinated note indenture establishing the Junior Subordinated Notes of each series (any such new subordinated note indentures, as so supplemented, and the Existing Subordinated Note Indenture being referred to herein as a “Subordinated Note Indenture”; and any such subordinated note indenture trustees and the Existing Subordinated Note Indenture Trustee being referred to herein as a “Subordinated Note Indenture Trustee”).

The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, (i) the Existing Subordinated Note Indenture and (ii) the Form of Subordinated Note Indenture, to be used for any new subordinated note indenture, copies of which are or will be filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the applicable Subordinated Note Indenture and those made a part of such Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the applicable Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under a Subordinated Note Indenture. The Subordinated Note Indenture does not, and any other Subordinated Note Indenture will not, limit the aggregate principal amount of Junior Subordinated Notes that may be issued under such Subordinated Note Indenture and the Existing Subordinated Note Indenture provides, and any other Subordinated Note Indenture will provide, that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to such Subordinated Note Indenture. The Existing Subordinated Note Indenture gives, and any other Subordinated Note Indenture will give, the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes.
The Existing Subordinated Note Indenture does not, and any other Subordinated Note Indenture will not, contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the applicable Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the applicable Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Existing Subordinated Note Indenture does not, and any other Subordinated Note Indenture will not, limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2024, Senior Indebtedness of the Company aggregated approximately $18.4 billion principal amount.
Additional Interest
“Additional Interest” is defined as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Existing Subordinated Note Indenture, and will covenant in any other Subordinated Note Indenture, for the benefit of the holders of each applicable series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the applicable Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iii) dividends, payments or distributions payable in shares of capital stock.

Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Existing Subordinated Note Indenture provides, and any other Subordinated Note Indenture will provide, that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the applicable Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in such Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the applicable Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the applicable Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to such Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the applicable Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the applicable Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with such Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by such Subordinated Note Indenture Trustee, including reasonable compensation and expenses of such Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the applicable Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior

Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the applicable Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Existing Subordinated Note Indenture contains, and any other Subordinated Note Indenture will contain, provisions permitting the Company and the applicable Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the applicable Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable Subordinated Note Indenture or certain defaults under the applicable Subordinated Note Indenture and their consequences) provided for in the applicable Subordinated Note Indenture, or (iii) modify any of the provisions of the applicable Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the applicable Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the applicable Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and any Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the applicable Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the applicable Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the applicable Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the applicable Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with. The term “corporation” includes corporations, partnerships, limited liability companies, associations, companies and business trusts.
Information Concerning the Subordinated Note Indenture Trustee
Any Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes, or will undertake, to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the applicable Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, any Subordinated Note Indenture Trustee is, or will be, under no obligation to exercise any of the powers vested in it by the applicable Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by such Subordinated Note Indenture Trustee. No Subordinated Note Indenture Trustee is, or will be, required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if such Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Existing Subordinated Note Indenture Trustee also serves as, and any other Subordinated Note Indenture Trustee may also serve as, a Senior Note Indenture Trustee. The Existing Subordinated Note Indenture Trustee and certain of its affiliates, and any other Subordinated Note Indenture Trustee and certain of its affiliates, may serve as trustee under other indentures pursuant to which securities of the Company and certain affiliates of the Company are outstanding.
Governing Law
The Subordinated Note Indentures and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under any Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, any Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION
The Company may sell the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Notes or Junior Subordinated Notes may be listed.
If underwriters participate in the sale, such Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes or Junior Subordinated Notes, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
Each series of Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes or the Junior Subordinated Notes may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Senior Notes and the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Pepper Locke LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Series 2026A Floating Rate Senior Notes
due                   ,
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PROSPECTUS SUPPLEMENT

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Joint Book-Running Managers

BMO Capital Markets	Mizuho	MUFG	RBC Capital Markets	SMBC Nikko

May      , 2026